Calvin B. Taylor Bankshares, Inc.

and Subsidiary

Table of Contents
Page

Report of Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Income	3
Consolidated Statements of Changes in Stockholders' Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-21

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2006, 2005, and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2006, 2005, and 2004, and the results of its operations and its cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with standards of the Public Company Accounting Oversight Board in the United States of America, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 2, 2007, expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/  Rowles & Company, LLP

Baltimore, Maryland
February 2, 2007

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Balance Sheets
	December 31,
	2006	2005	2004
Assets
Cash and due from banks	$ 21,138,799	$ 24,069,790	$ 21,901,546
Federal funds sold	24,616,735	26,296,780	32,692,233
Interest-bearing deposits	2,055,689	2,192,731	2,161,496
Investment securities available for sale	18,854,192	6,505,278	5,921,287
Investment securities held to maturity (approximate fair
value of $56,031,190, $111,306,528, and $155,107,698)	56,271,631	112,579,162	156,029,445
Loans, less allowance for loan losses of $2,175,418,
$2,190,709, and $2,177,926	231,251,783	204,441,957	161,510,157
Premises and equipment	6,562,837	6,664,051	6,891,238
Accrued interest receivable	1,692,622	1,504,945	1,415,775
Computer software	175,383	228,014	322,209
Bank owned life insurance	4,530,259	4,367,744	4,214,806
Other assets	382,236	224,172	272,790
	$ 367,532,166	$ 389,074,624	$ 393,332,982
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$ 79,625,853	$ 88,236,133	$ 78,542,414
Interest-bearing	210,698,907	222,621,474	241,229,944
	290,324,760	310,857,607	319,772,358
Securities sold under agreements to repurchase	5,624,048	6,149,263	5,933,466
Note payable	120,737	142,069	162,161
Dividend payable	-	4,462,578	-
Accrued interest payable	340,155	177,357	116,502
Deferred income taxes	719,714	635,336	549,070
Other liabilities	233,196	332,030	101,857
	297,362,610	322,756,240	326,635,414
Stockholders' equity
Common stock, par value $1 per share;
authorized 10,000,000 shares; issued and outstanding
3,149,356 shares at December 31, 2006,
3,187,556 shares at December 31, 2005, and
3,208,478 shares at December 31, 2004	3,149,356	3,187,556	3,208,478
Additional paid-in capital	14,117,732	15,454,735	16,187,005
Retained earnings	51,053,985	46,021,128	45,917,427
	68,321,073	64,663,419	65,312,910
Accumulated other comprehensive income	1,848,483	1,654,965	1,384,658
	70,169,556	66,318,384	66,697,568
	$ 367,532,166	$ 389,074,624	$ 393,332,982

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Statements of Income
	Years Ended December 31,
	2006	2005	2004
Interest and dividend revenue
Loans, including fees	$ 15,868,454	$ 12,957,693	$ 11,512,125
U. S. Treasury and government agency securities	2,875,040	3,267,544	2,822,526
State and municipal securities	155,620	267,243	273,712
Federal funds sold	1,136,460	1,077,571	547,226
Interest-bearing deposits	78,944	55,674	47,574
Equity securities	70,752	55,494	48,592
Total interest and dividend revenue	20,185,270	17,681,219	15,251,755

Interest expense
Deposits	3,174,670	1,738,647	1,535,171
Borrowings	48,088	30,726	18,723
Total interest expense	3,222,758	1,769,373	1,553,894
Net interest income	16,962,512	15,911,846	13,697,861
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	16,962,512	15,911,846	13,697,861

Noninterest revenue
Service charges on deposit accounts	1,119,158	1,053,443	1,050,504
ATM and debit card revenue	448,202	372,426	322,716
Miscellaneous revenue	381,384	373,505	376,577
Total noninterest revenue	1,948,744	1,799,374	1,749,797

Noninterest expenses
Salaries	3,407,224	3,173,430	3,136,220
Employee benefits	849,961	924,103	767,058
Occupancy	709,619	640,335	593,475
Furniture and equipment	478,551	490,955	551,721
Other operating	1,909,332	1,930,859	1,759,997
Total noninterest expenses	7,354,687	7,159,682	6,808,471

Income before income taxes	11,556,569	10,551,538	8,639,187
Income taxes	4,156,200	3,753,900	3,026,000
Net income	$ 7,400,369	$ 6,797,638	$ 5,613,187

Earnings per common share - basic and diluted	$ 2.33	$ 2.13	$ 1.74

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other
	Common stock		Additional	Retained	comprehensive	Comprehensive
	Shares	Par value	paid-in capital	earnings	income	income

Balance, December 31, 2003	3,227,966	$3,227,966	$ 16,869,085	$ 42,391,363	$ 1,147,618

Net income	-	-	-	5,613,187	-	$ 5,613,187
Unrealized gain on investment
securities available for sale net
of income taxes of $151,226	-	-	-	-	237,040	237,040
Comprehensive income						$ 5,850,227
Common shares repurchased	(19,488)	(19,488)	(682,080)	-	-
Cash dividend, $.65 per share	-	-	-	(2,087,123)	-
Balance, December 31, 2004	3,208,478	3,208,478	16,187,005	45,917,427	1,384,658

Net income	-	-	-	6,797,638	-	$ 6,797,638
Unrealized gain on investment
securities available for sale net
of income taxes of $168,016	-	-	-	-	270,307	270,307
Comprehensive income						$ 7,067,945
Common shares repurchased	(20,922)	(20,922)	(732,270)	-	-
Cash dividend, $2.10 per share	-	-	-	(6,693,937)	-
Balance, December 31, 2005	3,187,556	3,187,556	15,454,735	46,021,128	1,654,965

Net income	-	-	-	7,400,369	-	$ 7,400,369
Unrealized gain on investment
securities available for sale net
of income taxes of $127,088	-	-	-	-	193,518	193,518
Comprehensive income						$ 7,593,887
Common shares repurchased	(38,200)	(38,200)	(1,337,003)	-	-
Cash dividend, $.75 per share	-	-	-	(2,367,512)	-
Balance, December 31, 2006	3,149,356	$3,149,356	$ 14,117,732	$ 51,053,985	$ 1,848,483

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2006	2005	2004

Cash flows from operating activities
Interest and dividends received	$ 19,672,392	$ 17,301,217	$ 15,076,687
Fees and commissions received	1,786,980	1,720,362	1,640,852
Interest paid	(3,059,960)	(1,708,517)	(1,582,435)
Cash paid to suppliers and employees	(6,857,365)	(6,418,778)	(6,149,693)
Income taxes paid	(4,350,114)	(3,738,920)	(3,013,895)
	7,191,933	7,155,364	5,971,516

Cash flows from investing activities
Certificates of deposit purchased, net of maturities	94,295	(1,934)	(567)
Proceeds from maturities of investments available for sale	2,000,000	-	4,000,000
Purchase of investments available for sale	(13,750,206)	(45,379)	(264,504)
Proceeds from maturities of investments held to maturity	73,050,000	89,345,000	102,010,000
Purchase of investments held to maturity	(16,695,344)	(45,704,174)	(108,272,336)
Loans made, net of principal collected	(26,809,826)	(42,931,800)	732,851
Proceeds from sale of equipment	2,500	-	-
Purchases of premises, equipment, and computer software	(452,448)	(311,387)	(551,236)
	17,438,971	350,326	(2,345,792)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	12,074,786	(7,401,051)	(9,431,045)
Other deposits	(32,607,633)	(1,513,700)	11,257,350
Securities sold under agreements to repurchase	(525,215)	215,797	1,820,312
Payments on note payable	(21,332)	(20,093)	(18,926)
Common shares repurchased	(1,375,203)	(753,192)	(701,568)
Dividends paid	(6,830,090)	(2,231,359)	(2,087,123)
	(29,284,687)	(11,703,598)	839,000

Net increase (decrease) in cash and cash equivalents	(4,653,783)	(4,197,908)	4,464,724

Cash and cash equivalents at beginning of year	50,425,595	54,623,503	50,158,779
Cash and cash equivalents at end of year	$ 45,771,812	$ 50,425,595	$ 54,623,503

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary
Consolidated Statements of Cash Flows
(Continued)
	Years Ended December 31,
	2006	2005	2004

Reconciliation of net income to net cash provided by
operating activities
Net income	$ 7,400,369	$ 6,797,638	$ 5,613,187

Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	602,442	630,606	656,293
Deferred income taxes	(42,710)	(81,749)	42,212
Premium amortization and discount accretion	(325,227)	(290,831)	(103,350)
Loss on disposition of assets	1,351	2,163	12,427
Decrease (increase) in
Accrued interest receivable	(187,677)	(80,917)	(71,162)
Cash surrender value of bank owned life insurance	(162,515)	(152,938)	(160,771)
Other assets	(158,064)	48,618	18,763
Increase (decrease) in
Accrued interest payable	162,798	60,855	(28,542)
Accrued income taxes	(96,730)	88,474	(30,107)
Other liabilities	(2,104)	133,445	22,566
	$ 7,191,933	$ 7,155,364	$ 5,971,516

Composition of cash and cash equivalents
Cash and due from banks	$ 21,138,799	$ 24,069,790	$ 21,901,546
Federal funds sold	24,616,735	26,296,780	32,692,233
Interest-bearing deposits, except for time deposits	16,278	59,025	29,724
	$ 45,771,812	$ 50,425,595	$ 54,623,503

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies
   The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
   Calvin B. Taylor Bankshares, Inc. is a bank holding company. Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware. The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits. Federal funds are purchased and sold for one-day periods.

Investment securities
    As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities classified as available-for-sale are recorded at fair value.
   Purchase premiums and discounts are recognized in income revenue using the straight line method over the terms of the securities. Gains and losses on disposal are determined using the specific-identification method.

Loans and allowance for loan losses
    Loans are stated at face value less the allowance for loan losses. Interest on loans is credited to income based on the principal amounts outstanding. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.  The Company does not defer loan origination costs which management has determined to be immaterial.
   The allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. If the current economy or real estate market were to suffer a severe downturn, the estimate of loss potential could be increased. At December 31, 2006, management concluded that substantially all of the balance of the allowance was "general" in nature, that is, it could not be specifically allocated to individual loans or to major categories of loans.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Loans and allowance for loan losses (continued)
    Loans that are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.
   Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued.

Premises and equipment
    Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Computer software
    The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
    The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
    Advertising costs are expensed during the period of the related marketing effort.

Income taxes
    The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Per share data
    Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 3,176,092, 3,194,669, and 3,219,116 for the years ended December 31, 2006, 2005, and 2004, respectively.

2. Cash and Due From Banks

   The Company normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $22,867,864 for 2006, $34,580,755 for 2005, and $42,076,235 for 2004.
   Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

3. Investment Securities

Investment securities are summarized as follows:
	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2006
Available for sale
U.S. Treasury	$ 13,923,505	$ 528,889	$ 8,049	$ 14,444,345
State and municipal	300,000	-	3,441	296,559
Equity	1,658,091	2,455,197	-	4,113,288
	$ 15,881,596	$ 2,984,086	$ 11,490	$ 18,854,192
Held to maturity
U.S. Treasury	$ 43,968,110	$ 54,368	$ 226,931	$ 43,795,547
U.S. Government agency	8,749,280	-	47,330	8,701,950
State and municipal	3,554,241	107	20,655	3,533,693
	$ 56,271,631	$ 54,475	$ 294,916	$ 56,031,190
December 31, 2005
Available for sale
U.S. Treasury	$ 1,995,197	$ 591,990	$ -	$ 2,587,187
State and municipal	200,000	-	3,859	196,141
Equity	1,658,091	2,063,859	-	3,721,950
	$ 3,853,288	$ 2,655,849	$ 3,859	$ 6,505,278
Held to maturity
U.S. Treasury	$ 84,654,996	$ -	$ 890,971	$ 83,764,025
U.S. Government agency	17,745,997	-	282,502	17,463,495
State and municipal	10,178,169	-	99,161	10,079,008
	$ 112,579,162	$ -	$ 1,272,634	$ 111,306,528
December 31, 2004
Available for sale
U.S. Treasury	$ 1,994,909	$ 559,778	$ -	$ 2,554,687
State and municipal	100,000	1,034	-	101,034
Equity	1,612,712	1,653,106	252	3,265,566
	$ 3,707,621	$ 2,213,918	$ 252	$ 5,921,287
Held to maturity
U.S. Treasury	$ 116,617,254	$ 3,267	$ 602,820	$ 116,017,701
U.S. Government agency	19,991,938	1,615	216,549	19,777,004
State and municipal	19,420,253	982	108,242	19,312,993
	$ 156,029,445	$ 5,864	$ 927,611	$ 155,107,698

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

3. Investment Securities (Continued)

The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2006, aggregated by length of time that individual securities have been in a continuous unrealized loss position.
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	loss	value	loss	value	loss

U. S. Treasury	$ 14,413,407	$ 9,766	$ 27,259,453	$ 225,214	$ 41,672,860	$ 234,980
U. S. Government Agency	-	-	8,701,950	47,330	8,701,950	47,330
State and municipal	267,525	722	3,261,548	23,374	3,529,073	24,096
	$ 14,680,932	$ 10,488	$ 39,222,951	$ 295,918	$ 53,903,883	$ 306,406

The debt securities for which an unrealized loss is recorded are issues of the United States Treasury, Federal Home Loan Bank (a U. S. government agency), and general obligations of states and municipalities. The Company has the ability and the intent to hold these securities until they are called or mature at face value. Fluctuations in fair value reflect market conditions, and are not indicative of an other-than-temporary impairment of the investment.

The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006		December 31, 2005		December 31, 2004
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value
Available for sale
Within one year	$ 11,928,019	$ 11,919,970	$ -	$ -	$ -	$ -
After one year
through five years	300,000	296,559	200,000	196,141	100,000	101,034
After ten years	1,995,486	2,524,375	1,995,197	2,587,187	1,994,909	2,554,687
	$ 14,223,505	$ 14,740,904	$ 2,195,197	$ 2,783,328	$ 2,094,909	$ 2,655,721
Held to maturity
Within one year	$ 37,025,991	$ 36,795,410	$ 74,014,166	$ 73,304,862	$ 72,905,414	$ 72,619,263
After one year
through five years	19,245,640	19,235,780	38,564,996	38,001,666	83,124,031	82,488,435
	$ 56,271,631	$ 56,031,190	$ 112,579,162	$ 111,306,528	$ 156,029,445	$ 155,107,698

Pledged securities	$ 29,579,859	$ 29,487,094	$ 26,980,663	$ 26,656,250	$ 27,289,502	$ 27,610,734
Investments are pledged to secure deposits of federal and local governments. Pledged securities also serve as collateral for securities sold under agreements to repurchase.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

4. Lines of Credit

The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $21,000,000 as of December 31, 2006, and $19,000,000 as of December 31, 2005 and 2004.

5. Loans and Allowance for Loan Losses

Major classifications of loans are as follows:
	2006	2005	2004
Real estate mortgages
Construction, land development, and land	$ 37,331,256	$ 23,430,345	$ 14,304,860
Residential 1 to 4 family	88,599,071	81,327,154	74,211,898
Second mortgages	2,395,178	2,094,749	1,900,559
Commercial properties	79,484,039	76,103,526	57,252,929
Commerical	23,264,997	21,461,593	14,007,430
Consumer	2,352,660	2,215,299	2,010,407
	233,427,201	206,632,666	163,688,083
Allowance for loan losses	2,175,418	2,190,709	2,177,926
Loans, net	$ 231,251,783	$ 204,441,957	$ 161,510,157

The rate repricing distribution of the loan portfolio follows:
Immediately	$ 227,174,910	$ 201,175,220	$ 159,522,150
Within one year	1,432,234	1,351,581	1,240,935
Over one to five years	3,496,707	2,849,940	2,107,774
Over five years	1,323,350	1,255,925	817,224
	$ 233,427,201	$ 206,632,666	$ 163,688,083

The Company makes loans to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

Transactions in the allowance for loan losses were as follows:
	2006	2005	2004

Beginning balance	$ 2,190,709	$ 2,177,926	$ 2,187,277
Provision charged to operations	-	-	-
Recoveries	95	20,914	4,523
	2,190,804	2,198,840	2,191,800
Loans charged off	15,386	8,131	13,874
Ending balance	$ 2,175,418	$ 2,190,709	$ 2,177,926

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (Continued)
Amounts past due 90 days or more, and still accruing interest at December 31, are as follows:
	2006	2005	2004
Real estate	$ 190,289	$ 119,741	$ 200,278
Commercial	49,331	11,443	151,063
Consumer	-	533	40,335
	$ 239,620	$ 131,717	$ 391,676

Management has identified no impaired loans at December 31, 2006, 2005, or 2004. There were no nonaccrual loans at December 31, 2006, 2005, or 2004.

6. Loan Commitments

Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.

Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:
	2006	2005	2004
Loan commitments and lines of credit
Construction and land development	$ 18,866,083	$ 21,845,161	$ 7,294,592
Other	21,557,185	24,252,637	21,276,025
	$ 40,423,268	$ 46,097,798	$ 28,570,617

Standby letters of credit	$ 1,682,942	$ 1,272,000	$ 1,535,210

7. Lease Commitments
The Company leases the land on which the Route 50 branch in East Berlin is located. The lease obligation, which expires August 31, 2009, requires payments as follows:
Minimum
Period	rentals
2007	$ 15,000
2008	15,000
2009	10,000
$ 40,000

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

8. Premises and Equipment

A summary of premises and equipment and the related depreciation is as follows:

	Estimated useful life	2006	2005	2004
Land		$ 2,092,717	$ 2,092,717	$ 2,076,097
Premises	5 - 50 years	6,539,781	6,449,630	6,400,025
Furniture and equipment	3 - 20 years	3,632,597	3,517,505	3,473,775
		12,265,095	12,059,852	11,949,897
Accumulated depreciation		5,702,258	5,395,801	5,058,659
Net premises and equipment		$ 6,562,837	$ 6,664,051	$ 6,891,238

Depreciation expense		$ 490,676	$ 508,624	$ 539,102

9. Interest-bearing Deposits

Major classifications of interest-bearing deposits are as follows:

	2006	2005	2004
NOW	$ 54,458,814	$ 62,601,973	$ 68,892,269
Money market	36,413,676	46,464,340	49,362,532
Savings	45,844,558	51,648,088	53,667,019
Other time, including certificates of deposit	73,981,859	61,907,073	69,308,124
	$ 210,698,907	$ 222,621,474	$ 241,229,944

The rate repricing distribution of other time deposits follows:

Three months or less	$ 27,264,435	$ 20,059,735	$ 22,567,632
Over three through twelve months	40,508,905	28,184,281	34,055,564
Over one through two years	6,208,519	13,663,057	12,684,928
	$ 73,981,859	$ 61,907,073	$ 69,308,124

Included in other time deposits are certificates of deposit of $100,000 or more as follows:

Amount outstanding	$ 27,961,782	$ 17,878,226	$ 18,624,257
Interest expense	$ 897,047	$ 337,314	$ 276,074

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

10. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase represent overnight borrowings from customers. The government agency securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company. Additional information follows:
	2006	2005	2004
Maximum month-end amount outstanding	$ 7,605,046	$ 8,720,287	$ 7,617,275
Average amount outstanding	$ 5,878,171	$ 6,324,760	$ 5,020,784
Average rate paid during the year	.68%	.34%	.17%
Investment securities underlying the agreements at year end:
Carrying value	$ 18,988,534	$ 18,986,750	$ 21,991,519
Estimated fair value	$ 18,968,000	$ 18,805,000	$ 21,839,000

11. Related Party Transactions

The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products. They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.
	2006	2005	2004
Related party loan activity
Beginning balance	$ 20,530,646	$ 6,207,252	$ 9,156,940
Advances	12,883,577	22,065,239	9,146,486
Other increases	1,376,525	-	-
	34,790,748	28,272,491	18,303,426
Repayments	10,070,964	7,741,845	12,096,074
Other decreases	-	-	100
Ending balance	$ 24,719,784	$ 20,530,646	$ 6,207,252

Unfunded loan commitments	$ 3,596,956	$ 1,691,250	$ 2,882,166

Deposit and non-deposit investment balances	$ 4,601,253	$ 6,670,094	$ 13,833,657

The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work. Amounts paid to this related party totaled $5,800 and $13,438 during the years ended December 31, 2006 and 2005, respectively. There were no payments to this related party during 2004.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

12. Note Payable
In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price. In 2003, an operations center was constructed on this site. This 6% unsecured note has a final maturity of September, 2011. The note requires principal payments as follows:
2007	$ 22,647
2008	24,044
2009	25,527
2010	27,102
2011	21,417
$ 120,737

13. Profit Sharing Plan

In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Company contributions. Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions to a maximum of 6% of the employee wages.  The total cost of the profit sharing plan for 2006, 2005, and 2004, was $214,864, $186,657, and $149,171, respectively.

14. Noninterest Expenses

The components of noninterest other operating expenses follow:
	2006	2005	2004
Advertising	$ 166,441	$ 147,541	$ 145,583
Armored car service	52,513	76,068	60,829
ATM and debit card	234,409	234,732	232,353
Business and product development	79,623	78,399	70,720
Computer software amortization	111,765	121,982	117,191
Computer software maintenance contracts	111,777	101,875	82,514
Courier service	108,961	105,148	103,922
Deposit insurance	36,275	42,098	45,403
Director fees	140,200	99,900	89,375
Dues, donations, and subscriptions	88,255	94,385	81,328
Liability insurance	39,402	40,380	41,556
Postage	149,262	179,462	169,569
Professional fees	41,337	65,090	22,745
Stationery and supplies	123,652	111,593	135,269
Telephone	170,960	152,464	123,012
Miscellaneous	254,500	279,742	238,628
	$ 1,909,332	$ 1,930,859	$ 1,759,997

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

15. Income Taxes
The components of income tax expense are as follows:
	2006	2005	2004
Current
Federal	$ 3,606,800	$ 3,339,742	$ 2,597,535
State	592,110	495,907	386,253
	4,198,910	3,835,649	2,983,788
Deferred	(42,710)	(81,749)	42,212
	$ 4,156,200	$ 3,753,900	$ 3,026,000

The components of the deferred taxes are as follows:
Provision for loan losses	$ 5,906	$ (4,774)	$ 5,820
Depreciation	(55,162)	(42,854)	30,862
Discount accretion	(2,420)	3,113	5,367
Employee benefit	8,966	(37,234)	-
Net operating loss carryforward for state income tax	-	-	163
	$ (42,710)	$ (81,749)	$ 42,212

The components of the net deferred tax liability are as follows:
Deferred tax assets
Allowance for loan losses	$ 596,543	$ 602,449	$ 597,675
Employee benefit	28,268	37,234	-
	624,811	639,683	597,675
Deferred tax liabilities
Depreciation	200,957	256,119	298,974
Discount accretion	19,455	21,875	18,762
Unrealized gain on securities available for sale	1,124,113	997,025	829,009
	1,344,525	1,275,019	1,146,745
Net deferred tax liability	$ (719,714)	$ (635,336)	$ (549,070)

A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:
Statutory federal income tax rate	34.0%	34.0%	34.0%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(1.3)	(1.5)	(2.0)
State income taxes net of federal income tax benefit	3.3	3.1	3.0
	36.0%	35.6%	35.0%

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

16. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.
	December 31, 2006		December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
Financial assets
Cash and due
from banks	21,138,799	21,665,764	24,069,790	24,305,510	21,901,546	22,074,622
Interest-bearing
deposits	2,055,689	2,068,114	2,192,731	2,149,957	2,161,496	2,163,186
Investment
securities	75,125,823	74,885,382	119,084,440	117,811,806	161,950,732	161,028,985
Loans, net	231,251,783	231,183,051	204,441,957	204,438,718	161,510,157	161,534,247

Financial liabilities
Interest-bearing
deposits	210,698,907	210,968,428	222,621,474	222,335,613	241,229,944	241,284,245
Note payable	120,737	115,815	142,069	137,990	162,161	158,414

   The fair value of federal funds sold, noninterest-bearing deposits, and securities sold under agreements to repurchase equals their carrying value.
   The fair value of silver coin included with cash is determined based on quoted market prices.
   The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.
   The fair values of equity securities are determined using market quotations. The fair values of debt securities, which are provided by an independent third party, are estimated using a matrix that considers yield to maturity, credit quality, and marketability.
   The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible loan losses.
   The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-rate time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.
   It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

17. Capital Standards

The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:
	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio
December 31, 2006
Total risk-based capital	$71,601	33.7%	$66,694	32.1%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$68,321	32.2%	$64,519	31.0%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$68,321	18.4%	$64,519	17.5%	5.0%	4.0%
(to average fourth quarter assets)
December 31, 2005
Total risk-based capital	$67,783	35.2%	$62,749	32.9%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$64,663	33.5%	$60,558	31.7%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$64,663	16.2%	$60,558	15.4%	5.0%	4.0%
(to average fourth quarter assets)
December 31, 2004
Total risk-based capital	$67,862	43.3%	$63,174	41.3%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$65,313	41.7%	$61,260	40.1%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$65,313	16.0%	$61,260	15.3%	5.0%	4.0%
(to average fourth quarter assets)

   Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings. Total risk-based capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.
   Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.
   In the most recent regulatory report, the Company was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

18. Parent Company Financial Information
Balance Sheets	December 31,
	2006	2005	2004
Assets
Cash and due from banks	$ 21,342	$ 18,212	$ 10,651
Interest-bearing deposits	523,484	561,527	530,291
Investment securities available for sale	4,113,288	3,721,949	3,265,566
Investment securities held to maturity	250,875	502,064	503,156
Investment in subsidiary bank	64,860,935	60,945,846	61,630,473
Premises and equipment	1,260,895	1,281,065	1,311,740
Other assets	5,995	4,467,685	77,742
Total assets	$ 71,036,814	$ 71,498,348	$ 67,329,619
Liabilities and Stockholders' Equity
Dividend payable	$ -	$ 4,462,578	$ -
Deferred income taxes	857,174	709,207	552,841
Other liabilities	10,084	8,179	79,210
	867,258	5,179,964	632,051
Stockholders' equity
Common stock	3,149,356	3,187,556	3,208,478
Additional paid-in capital	14,117,732	15,454,735	16,187,005
Retained earnings	51,053,985	46,021,128	45,917,427
Accumulated other comprehensive income	1,848,483	1,654,965	1,384,658
Total stockholders' equity	70,169,556	66,318,384	66,697,568
Total liabilities and stockholders' equity	$ 71,036,814	$ 71,498,348	$ 67,329,619

Statements of Income	Years Ended December 31,
	2006	2005	2004
Interest revenue	$ 30,657	$ 24,671	$ 19,480
Dividend revenue	70,752	55,518	48,676
Dividends from subsidiary	3,374,143	2,984,551	2,721,640
Equity in undistributed income of subsidiary	3,961,775	3,759,919	2,850,387
	7,437,327	6,824,659	5,640,183
Expenses
Occupancy	2,421	2,087	3,251
Other	28,337	21,034	22,745
	30,758	23,121	25,996
Income before income taxes	7,406,569	6,801,538	5,614,187
Income taxes	6,200	3,900	1,000
Net income	$ 7,400,369	$ 6,797,638	$ 5,613,187

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

18. Parent Company Financial Information (Continued)
	Years Ended December 31,
Statements of Cash Flows	2006	2005	2004
Cash flows from operating activities
Interest and dividends received	$ 7,938,431	$ 3,065,338	$ 2,789,328
Rental payments and fees received	33,600	33,619	33,600
Cash paid for operating expenses	(32,435)	(26,047)	(28,639)
Income taxes refunded (paid)	(9,266)	(4,194)	1,310
	7,930,330	3,068,716	2,795,599
Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(4,704)	(1,923)	(564)
Purchase of investments available for sale	-	(45,379)	(164,504)
Proceeds from maturities of investments
held to maturity	250,000	-	500,000
Purchase of investments held to maturity	-	-	(503,842)
Purchase of equipment	(9,950)	-	-
	235,346	(47,302)	(168,910)
Cash flows from financing activities
Common shares repurchased	(1,375,203)	(753,192)	(701,568)
Dividends paid	(6,830,090)	(2,231,359)	(2,087,123)
	(8,205,293)	(2,984,551)	(2,788,691)
Net increase (decrease) in cash	(39,617)	36,863	(162,002)
Cash at beginning of year	77,237	40,374	202,376
Cash at end of year	$ 37,620	$ 77,237	$ 40,374
Reconciliation of net income to net cash provided
by operating activities
Net income	$ 7,400,369	$ 6,797,638	$ 5,613,187
Adjustments to reconcile net income to net cash
used in operating activities
Undistributed net income of subsidiary	(3,961,775)	(3,759,919)	(2,850,387)
Premium amortization and discount accretion	1,189	1,092	21
Depreciation	30,121	30,675	30,957
Decrease (increase) in other assets	4,461,690	(4,389,943)	85,259
Increase (decrease) in
Deferred income taxes and other liabilities	(1,264)	4,389,173	(83,438)
	$ 7,930,330	$ 3,068,716	$ 2,795,599
Composition of cash and cash equivalents
Cash and due from banks	$ 21,342	$ 18,212	$ 10,651
Interest-bearing deposits, except for time deposits	16,278	59,025	29,723
	$ 37,620	$ 77,237	$ 40,374

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

19. Quarterly Results of Operations (Unaudited)
	Three months ended
December 31,		September 30,	June 30,	March 31,

2006
Interest and dividend revenue	$5,309,067	$5,344,078	$4,858,168	$4,673,957
Interest expense	975,665	846,111	750,292	650,690
Net interest income	4,333,402	4,497,967	4,107,876	4,023,267
Provision for loan losses	-	-	-	-
Net income	1,831,259	1,987,548	1,818,161	1,763,401
Comprehensive income	1,773,916	2,098,488	1,893,146	1,828,337
Earnings per share	$ 0.58	$ 0.63	$ 0.57	$ 0.55

2005
Interest and dividend revenue	$4,793,757	$4,656,566	$4,289,745	$3,941,151
Interest expense	560,574	458,851	388,934	361,014
Net interest income	4,233,183	4,197,715	3,900,811	3,580,137
Provision for loan losses	-	-	-	-
Net income	1,703,943	1,905,371	1,687,865	1,500,459
Comprehensive income	1,686,643	1,883,824	1,900,312	1,597,166
Earnings per share	$ 0.53	$ 0.60	$ 0.53	$ 0.47

2004
Interest and dividend revenue	$3,954,857	$3,820,243	$3,733,533	$3,743,122
Interest expense	384,375	382,761	384,221	402,537
Net interest income	3,570,482	3,437,482	3,349,312	3,340,585
Provision for loan losses	-	-	-	-
Net income	1,451,346	1,447,964	1,371,093	1,342,784
Comprehensive income	1,564,420	1,663,271	1,235,704	1,386,832
Earnings per share	$ 0.45	$ 0.45	$ 0.43	$ 0.42